Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
The GEO Group - IR
George Zoley
The GEO Group - Chairman, CEO and Founder
Brian Evans
The GEO Group - CFO
Wayne Calabrese
The GEO Group - Vice Chairman, President and COO
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners - Analyst
Manav Patnaik
Barclays Capital - Analyst
Todd Van Fleet
First Analysis - Analyst
Mickey Schleien
Ladenburg Thalmann - Analyst
Emily Shanks
Barclays Capital - Analyst
Clint Fendley
Davenport & Company - Analyst
Jamie Sullivan
RBC Capital Markets - Analyst
Chuck Ruff
Insight Investments - Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and welcome to the Q2 2009 The GEO Group earnings conference call. My name is Karma and I will be your coordinator for today. (Operator Instructions). I would now like to turn the call over to your host for today, Mr. Pablo Paez. Please proceed.

Pablo Paez - The GEO Group - IR
Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second-quarter 2009 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman and President; and Brian Evans, Chief Financial Officer.
This morning, we will discuss our-second quarter performance and current business development activities and will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at www.geogroup.com.
Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found in the press release we issued this morning.

Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley. George?

George Zoley - The GEO Group - Chairman, CEO and Founder
Thanks, Pablo. Good morning to everyone. Thank you for joining us today. We are pleased with our second-quarter results, which continue to show strong performance from our core operations, US Corrections, GEO Care and International Services. Our quarterly pro forma EPS increased 10% to $0.33 from $0.30 a year ago. And our GAAP EPS increased 19% to $0.32 from $0.27 a year ago.
For the first six months, we reported pro forma and GAAP EPS of $0.64 and $0.61, respectively, representing increases of 16% and 22%. We reported total quarterly revenues of approximately $276 million, including approximately $26 million in construction revenues. Our quarterly adjusted EBITDA grew to $42.3 million from $38.9 million. And our adjusted free cash flow for the quarter increased to $22.7 million from $17.4 million.
The primary drivers for the year-over-year growth in revenues and earnings in the quarter were the normalized contributions from eight facilities totaling 5900 new beds, which we activated during 2008, as well as the January 192-bed expansion of the Robert Deyton facility in Georgia and the second-quarter 100-bed expansion of our Broward County, Florida, ICE facility.
Our US Corrections average per diem for the quarter increased to $53.97 from $53 one year ago.
This morning, we also confirmed our financial guidance for 2009 and issued guidance for the third and fourth quarters of the year. We expect our third-quarter total revenues to be between $275 million and $280 million, including approximately $20 million in construction revenues. Our third-quarter earnings are expected to be in a pro forma range of $0.34 to $0.35 per share, excluding $0.01 in startup expenses and international proposal costs.
We expect our fourth-quarter total revenues to be between $300 million and $305 million, including approximately $25 million in construction revenues. Our fourth-quarter earnings are expected to be in a pro forma range of $0.36 to $0.37 per share. Our guidance is based on a number of assumptions, including the continued operation of our current contracts at projected occupancy levels and the activation of our announced projects under development as scheduled.
As we have stated previously, our guidance does not reflect the potential impact of an extension or refinancing of our $240 million senior revolving credit facility, which matures in September 2010.
Now I would like to discuss our 2009 and 2010 activations before I address our capital requirements and financing. In January, we opened the 192-bed expansion at the Robert Deyton detention facility in Georgia, which will add $4 million to our annual operating revenues. In Florida, the expansion of our Broward ICE transition center from 600 to 700 beds has been completed in concert with the new April 1 contract we announced on April 23.
In the UK, we assume management of the 256-bed Harmondsworth Immigration Centre on June 29, and we expect to complete a 364-bed expansion of this facility by June 2010.
On July 1, we activated a 384-bed expansion to our 1500-bed Graceville, Florida, facility for the state of Florida. In Tacoma, Washington, we are scheduled to complete the 545-bed expansion of our Company-owned 1030-bed immigration detention center in the fourth quarter of 2009.
In Michigan, we expect to complete the 1225-bed expansion of our Company-owned 500-bed North Lake facility by the end of the year. In Colorado, we expect to complete the 1100-bed expansion of our Company-owned 400-bed Aurora immigration detention facility by year-end 2009. And we are scheduled to complete construction on the new 2000-bed Blackwater River facility in Santa Rosa County, Florida, by mid-2010 for the state of Florida.

Our current committed capital projects will require CapEx of $154 million in 2009, of which we have already spent $70 million through the second quarter, and another [$20 million] in 2010.
At the end of the second quarter, we had $84 million in borrowings outstanding under our $240 million revolver, along with $45.5 million set aside for letters of credit. Our cash on hand at the end of the quarter was approximately $47 million. We have the necessary capital to support our previously committed projects while retaining approximately $60 million in liquidity when these projects are completed. We also have an additional accordion feature in our credit facility for another $150 million.
I would now like to address our market segments, beginning with federal government agencies. Our 2009 guidance reflects a 21% increase in EBITDA contribution from our federal clients over 2008, primarily driven by new beds we opened in 2008. The main driver for the growth of new beds at the federal level continues to be the detention and incarceration of criminal aliens. The US Marshals Service any and the BOP both house criminal aliens facing criminal charges or serving time as a result of a conviction.
The ICE population includes approximately an equal number of undocumented aliens and criminal aliens who have completed their federal or state sentences and are awaiting deportation. More than two-thirds of the 10,000 aliens housed at our federal facilities are criminal aliens, with less than one-third being non-criminal aliens.
The proposed federal budget continues to fully fund all three of the federal detention agencies, with particular emphasis being placed on the expansion of the ICE Secure Communities initiative, which relates to the tracking, detention and deportation of criminal aliens. This initiative is being expanded to local county jails after initially being rolled out to state correctional systems.
To this end, the proposed federal budget allocates approximately $1.4 billion for the Secure Communities initiative, which represents a $400 million increase from the $1 billion in funding initially allocated for the program. Furthermore, in recent testimony to the US Congress, the Director of the Bureau of Prisons suggested the increased use of private beds to detain criminal aliens as one of the primary initiatives to reduce overcrowding in the federal system, which currently operates at 137% of capacity.
With regard to specific projects, the BOP has two pending procurements for the housing of criminal aliens, CARs 9 and 10. We expect the CAR 9 will result in the award of approximately 1500 to 2000 additional beds, with a contract award date in late 2009 or early 2010, following the completion of environmental reviews of our Michigan site and a Florida site proposed by another company. CAR 10 relates to 3800 beds, which are currently provided at two existing private facilities. We expect a contract award in the second half of this year.
Additionally, we are participating in the rebid of three of our existing federal contracts. The BOP is rebidding the contract for our Company-owned Rivers Correctional Institution in Winton, North Carolina. Proposals were submitted in May and are currently under evaluation while our contact continues through March 2011. An award under this procurement is scheduled for January 2010.
The BOP is also rebidding the contract for our Company-leased Brooklyn Residential Reentry Center in New York. Proposals have been submitted while our contract continues through February 2010. An award under this procurement is estimated for October 2009.
In April of this year, ICE issued an RFP for 1575 beds in the Tacoma, Washington, area as a rebid of our expiring five-year Northwest Detention Center contract. We are currently expanding our Company-owned 1030-bed Tacoma facility to 1575 beds. We submitted our proposal last month, expect ICE to make a contract awarded before the October 23, 2009, expiration of our current contract extension.
ICE has also issued a presolicitation notice for a new 2200-bed facility to be developed and managed in the Southern California area. We expect ICE to issue a formal solicitation for this project in the near future, with a potential award by the end of the year.
Turning to the state market, our 2009 financial guidance reflects a 7% increase in EBITDA performance derived from our 10 correctional state clients over 2008, primarily driven by new beds that we activated in 2008. At this time, our 10 state clients, with the possible exception of California, have completed their budgets for the fiscal year 2010, and the outcomes have been in line with our expectations and are included in our guidance.
Some states provided additional funding in their budgets. For example, the state of Florida fully funded the 384-bed expansion at our 1500-bed Graceville facility, which accelerated the activation date from December to July. The Florida DOC budget also provided $6 million in additional funding for the South Bay facility contract, which was recently rebid, to support the expanded scope of medical and mental health services at the facility. In June, we won the rebid and executed a new contract for the continued management of the facility.

Other states such as Arizona and Oklahoma have continued to discuss the possibility of expanding the use of private beds as a means to lower costs and replaced older beds. In particular, the Arizona legislature is in special session and considering the approval of 5000 new in-state beds, sale-leaseback of state-owned facilities, and concession agreements to privately operate state facilities. We also believe that a number of states such as California, Oklahoma, Arizona, Georgia, Virginia and others will have an aggregate need for approximately 15,000 new correctional beds.
With regards to specific opportunities, the state of Florida has issued an RFP for the development and operation of a new 1000-bed facility. On July 27, the state canceled the RFP in its current form. And indication at this time is that it will reissue a modified solicitation in the near future.
In Texas, the DOC is discontinuing a few county jails under contract, which will impact the 872-bed Newton County facility and the 500-bed Jefferson County facility, which we manage on their behalf. Fortunately, these facilities are being converted over the next two- to three-month transition period to house neighboring county inmates, which will have no material financial impact to GEO and is included in our guidance.
Next, I would like to update you on our international business development efforts. In South Africa, we submitted our proposals in late May in response to RFPs issued in December of 2008 for the construction and management of four new 3000-bed prisons. It is possible for one company to be awarded contracts for two of these four prison projects, and we expect contract awards to be made by the year-end.
In Australia, the government of New South Wales has decided to move forward with the privatization of one existing state-run 823-bed prison. We submitted our proposal in mid-July for this opportunity, and we expect a decision by the end of the third quarter.
In the UK, the government announced plans a few months ago to develop five new 1500-bed prisons to be built and managed by the private sector instead of the three 2500-bed facilities that were initially proposed.
Moving to our mental health care opportunities, GEO Care has been selected by Montgomery County in Texas for the operation of a new forensic hospital with approximately 100-bed capacity, which is expected to open March 2011. Montgomery County is negotiating an intergovernmental agreement with the state of Texas for the development and operation of a new forensic facility, which is expected to be signed in the next 30 days.
Additionally, GEO Care was pursuing two separate RFPs in the state of Georgia which were temporarily suspended but are expected to be reissued in the near future. The first opportunity relates to the renovation and construction of a state psychiatric hospital with a minimum of 600 beds. The second opportunity relates to the development and management of a 250-bed civil psychiatric hospital in the Atlanta area.
In closing, we are pleased with our second-quarter results and our outlook for 2009, which reflect the continued organic growth of our Company, even in today’s difficult economic environment. We have sufficient capital to support our capital program, which will increase our 18,000 Company-owned beds by 3000 beds and will increase our long-term asset book value to approximately $1 billion, when completed, by the end of 2009.
The fundamentals of our industry remain strong, with continued demand across our three primary business segments in the federal, state and international markets, as evidenced by our project pipeline and numerous RFPs.
On a separate note, a few months back we announced the retirement of our CFO, Jerry O’Rourke, effective August 2, after 18 years of successful service to GEO. Jerry has done a great job overseeing our financial management functions since 1991, and his professionalism and dedication to our Company are very much appreciated. He was an integral part of our management team and helped grow our Company from $84 million in revenues in 1994, when we went public, to more than $1 billion in revenues today. Jerry will remain connected with GEO on a consulting basis and will be available to assist our business management team.
Brian Evans has succeeded Jerry and has assumed his new official role as CFO effective today. Brian joined our Company in 2000 and has been our Chief Accounting Officer for a number of years. He is uniquely qualified to lead our financial management team. We congratulate Brian on his new role and thank Jerry for his many years of dedicated service to our Company.
This concludes my presentation. I would now like to open the call to your questions.

QUESTION AND ANSWER

Operator
(Operator Instructions). Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst
Thanks for taking my question. I was hoping you could talk a little bit about margins in the quarter. On a segmented basis, they were up by 80 basis points for the US Corrections, but then down in both International and GEO Care. So I was hoping maybe you could talk a little bit about that, how much of that is maybe international bid expenses or the startup of Harmondsworth, etc. So if we can just touch on margins, that would be great.

Brian Evans - The GEO Group - CFO
It’s Brian. You are exactly right; on International and GEO Care it’s principally the impact of the international bid and proposal costs in South Africa in International, and also the startup associated with the Harmondsworth project, which began operations July 1. In GEO Care, it’s transitions-related cause at our sexually violent predator facility in Arcadia. We moved into the new facility during the second quarter. So that is what is impacting those margins on a second-quarter basis, and that should improve going into the third quarter.
And overall, margins were probably impacted 60 to 80 basis points due to two other issues, principally in the US corrections segment, and one is due to intake delays at our Maverick County detention facility, which we opened up in the fourth quarter of 2008. That was a — that is a managed-only facility. And also certain adjustments to various legal reserves during the second quarter, which we do not anticipate occurring in the third. Account for all of that, I think that the margins will step up probably 60 to 80 basis points going into Q3.

Kevin Campbell - Avondale Partners - Analyst
Okay. And could you talk a little bit more about those legal reserves, what they related to, what the size — the total amount was?

Brian Evans - The GEO Group - CFO
None of them were individually significant. It’s just ongoing discussions and discovery and so forth. So no specific case that was material.

Kevin Campbell - Avondale Partners - Analyst
Okay. Also, it looks like you took — obviously you took your revenue guidance up a little bit on operating revenues. Yet your EPS was unchanged. Was there anything significant there? Is it mainly because you are seeing a lot of the — is the revenue driven by FX and doesn’t have a big impact on the bottom line, or what is the rationale there?

Brian Evans - The GEO Group - CFO
Again, you’re right; it’s FX. The other item that is stepping up revenue going from Q2 to Q3 is the Harmondsworth project is coming online. That is worth about $3 million to $3.5 million in revenue, but not a significant amount of margin, obviously, a managed-only facility in a startup area. And then the FX rates are better on average in Q3 than they are in Q2. So average FX rates for Q3 are probably 3% to 4% better than they are in Q2.

Kevin Campbell - Avondale Partners - Analyst
Okay. Could you talk lastly about California, what your thoughts are there, what the latest indications are from the state, maybe some discussion on the proposal from the state of Michigan to house some other inmates, how likely you think — how real that threat is to the privates? Any color around California would be great.

George Zoley - The GEO Group - Chairman, CEO and Founder
Well, on the last portion of your question, I don’t believe there is much likelihood that California is going to send prisoners to Michigan.
But with respect to the first part of your question, I believe the state DOC budget is supposed to take a hit of about $1 billion, and they are now trying to assess how they’re going to do that and whether they’re going to release any prisoners or not, and if they do, who they would be releasing. So all that is in process. And we don’t know the outcome as yet.

Kevin Campbell - Avondale Partners - Analyst
Okay. Two quick questions, then. What was the capitalized interest in the quarter? And then, George, I missed your comment about the CapEx for 2010.

Brian Evans - The GEO Group - CFO
The cap-i during the quarter was about $970,000 compared to $580,000 or thereabouts in Q1. And then with regards to the CapEx, just to follow on what George said earlier, about $154 million in CapEx for 2009 and $20 million to complete those projects in first quarter 2010.

Operator
Manav Patnaik, Barclays Capital.

Manav Patnaik - Barclays Capital - Analyst
A few quick questions. First one, just in your implied EBITDA increases in your guidance, I noticed that compared to last quarter, at least, the state client EBITDA expectation of 7% was slightly higher, and in terms of the feds it was slightly lower. So I was just curious if you could give a little more color in terms of if this was a pricing situation, or was it more on volume fronts where you had also the expected EBITDA increases on either side?

Wayne Calabrese - The GEO Group - Vice Chairman, President and COO
You mentioned Maverick — this is Wayne Calabrese — you mentioned Maverick, Brian, and that was federal detention. And so that was probably a slight decrease in there. And then at the state level, South Bay, we mentioned increased. We also had Graceville expansion came online July 1. So that may explain the slight increase in that one.

Manav Patnaik - Barclays Capital - Analyst
Got it. So it sounds more on the volume front. Could you give a little more color on, I guess, with your state clients what the outcome right now is, like is everything finalized or more or less finalized in terms of what the per diems are going to look like next year, or the next fiscal year for them, at least?

George Zoley - The GEO Group - Chairman, CEO and Founder

As far as per diem rates, I think they all have been finalized, and they are included in our guidance.

Manav Patnaik - Barclays Capital - Analyst
Would you be able to give a little color in terms of it, at least the overall per diem rates are up in a certain range, or some sort of detail around that?

George Zoley - The GEO Group - Chairman, CEO and Founder
Most of the per diem rates, I think we have said in the past, we expect to be flat this year. And they have been so modeled. A few of them have gone up. Most noteworthy are the South Bay contract, which had a $6 million increase in revenues, because of expanding scope of services. So a couple went up, but most have been flat.

Wayne Calabrese - The GEO Group - Vice Chairman, President and COO
And our direct federal contracts typically go up with the wage determination rates that the federal government issues out of the Department of Labor, most of which is passed on, of course, in employee wage and benefit increases. And we also have modest increases in the other costs built into those contracts.

Manav Patnaik - Barclays Capital - Analyst
Understood. Also, just based on your discussions, do you see or anticipate towards the second half — towards the end of this year, rather, if there is going to be an increased utilization of beds from your existing customers? So I don’t mean the new contracts, CAR 9, 10, etc., but more just from your existing customers already in your facilities, do you have a sense of indication that they might ramp up or increase utilization of beds that are available?

George Zoley - The GEO Group - Chairman, CEO and Founder
I think that is the case with some state customers, as well as federal customers. We expect the Maverick facility to achieve profitability in the third quarter. And we have received indications that a couple of other state facilities will have higher occupancies in the second half of the year.

Manav Patnaik - Barclays Capital - Analyst
Got it. And finally, can you just give a little more color around this new GEO Care contract? Obviously one of the first ones outside of the state of Florida. And if you could just give a little more color in terms of — I guess if I heard you right, it is not yet signed, but it is potentially going to be signed in the next 30 days?

George Zoley - The GEO Group - Chairman, CEO and Founder
We have been selected as the operator by Montgomery County, who is in turn negotiating with the state of Texas for their intergovernmental contract. It will be for a 100-bed facility to a forensic facility to open I believe in March 2011. So the actual revenues have not been finalized as yet, but we have a good idea what they are, although the contract itself has not yet been signed, but we have been selected as the only entity to negotiate.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis - Analyst

What is the tax rate inherent in the guidance? Is it 39%?

Brian Evans - The GEO Group - CFO
38.5% to 39%.

Todd Van Fleet - First Analysis - Analyst
38.5% to 39%. Brian, on your comments on the margin tick-up in Q2 to Q3, you had said 60 to 80 basis points, correct? And that is mostly at the facility level, is that right?

Brian Evans - The GEO Group - CFO
That is at the operating expense line, right. It is going to be the legal reserves, which go through operating expense for those cases, and then also the improvement at the Maverick County facility.

Todd Van Fleet - First Analysis - Analyst
Okay. And so by and large I guess you would expect capacity utilization in general to improve in Q3 vis-a-vis — well, I guess it would just improve in Q3 — is that correct? — over current levels, over the 94.7%?

George Zoley - The GEO Group - Chairman, CEO and Founder
In our state facilities as well as our federal facilities.

Todd Van Fleet - First Analysis - Analyst
Okay. So if we’re looking at, say, a facility margin, a gross margin, operating margin, however you want to phrase it, excluding the construction expense, we are looking at, by my calcs, anywhere from maybe 23.8% to 24% in Q3. Is that right?

Brian Evans - The GEO Group - CFO
Yes.

Todd Van Fleet - First Analysis - Analyst
And that is on par with what we saw a year ago in Q3, so the 24%. And over the course of the past year, you guys have lost a fair amount of low-margin business, right? Management-only contracts, Delaware County in Texas and I think a few other spots. The revenue mix in terms of profitability should be working in our favor here, based on what has happened over the course of the past year.
So I’m just trying to understand the outlook for the facility margin in Q3 of 23.8% to 24%, relative to in particular Q1 performance of this year, 23.6%, and then the 24% for Q3 in the prior-year period, given the favorable mix shift in business that we have experienced over the past year — again, that is kind of on a year-over-year basis. And then relative to earlier this year, you will have the payroll costs that have gone away completely by Q3. And I am trying to understand why we are not seeing a better margin lift in Q3 and in the back half of this year relative to what might be implied in your guidance and relative to I guess what we have seen to this point.

Brian Evans - The GEO Group - CFO

Well, I think, speaking about the business that came online last year, most of that business has been normalized in on a quarterly basis right now. So quarter to quarter, Q2 to Q3 to Q4, there is not going to be significant step-up in margin associated with those [due] contracts. You saw that step-up going from Q3, Q4 of last year into the beginning part of this year.
So it is the issues that we talked about, stepping it up and then going into Q4, as George said, utilization improving in some of the state facilities, somewhat offset by the seasonality or cyclicality of populations we see at some of our federal contracts, mostly in the Texas area. But I think that is what is primarily affecting it.
So absent any new, big contracts coming online this year, the margins should be consistent quarter to quarter. Q1 to Q2 was impacted, as you said, by the payroll expenses. And that mostly works its way out going from Q1 to Q2. We had cyclicality assumed in the first quarter, but that normalized itself a little bit more quickly than we expected. And that is why we exceeded expectations in Q1. And then that normalization was already factored into Q2, and we have been in line with that expectation.

Todd Van Fleet - First Analysis - Analyst
Can you remind us what the payroll impact is again, in terms of either dollar amount or however you want to quantify it, beginning of the year versus when it entirely goes away?

Brian Evans - The GEO Group - CFO
I would say that is about 30 to 40 basis points.

Todd Van Fleet - First Analysis - Analyst
Okay. All right. That’s helpful. I’m just — I’m still lost, trying to understand why the margin is flat more or less this year with last year, given the favorable mix, unless — and it doesn’t sound like that expenses are exceeding revenue in terms of rate of increases. But maybe that is a false assumption. Are the operating expenses in certain areas, be it pay rises, be it the different ancillaries, the food, the healthcare, are those rising more quickly than what we are seeing per diems rise? Is healthcare — are healthcare-related costs an issue in terms of cost pressure —

Brian Evans - The GEO Group - CFO
The only other thing that — looking at last year, in the third and fourth quarter last year, again, we adjusted some of our paid time off policies. And that had a favorable impact to last year’s margins, and it helps this year in that there is no cyclicality as a result of when people take vacations and so forth. But you don’t have that favorable impact that occurred when the policy was changed last year. So that may be some of what you’re seeing, but that’s it.

Todd Van Fleet - First Analysis - Analyst
Would that be a meaningful amount, Brian? How much is that — how much of an impact that had last year?

Brian Evans - The GEO Group - CFO
I think that is a modest, very modest amount.

Todd Van Fleet - First Analysis - Analyst
Okay. All right. I think that’s all I have for right now. Thanks.

Operator

Mickey Schleien, Ladenburg.

Mickey Schleien - Ladenburg Thalmann - Analyst
It’s Mickey Schleien with Ladenburg. I wanted to go back to California and ask you what the status is of the receivables from California and how you’re handling the uncertainty regarding the payments from California.

George Zoley - The GEO Group - Chairman, CEO and Founder
I think we had an IOU of a very de minimis nature, but otherwise we’ve been fully paid, up to date.

Operator
Emily Shanks, Barclays Capital.

Emily Shanks - Barclays Capital - Analyst
I had a question for you around future CapEx in 2010. I caught that the portion of planned CapEx from ‘09, $20 million to complete those projects, will be in 1Q 2010. Can you give us an estimate of what you’re looking for for CapEx for all of next year?

Brian Evans - The GEO Group - CFO
It’s Brian. So we have maintenance CapEx of $10 million to $15 million a year. So figure $4 million — $3 million to $4 million a quarter for maintenance CapEx after we complete those projects in the first quarter, so very de minimis amount.

Emily Shanks - Barclays Capital - Analyst
Okay, and so there is nothing else planned to come online at this point in time for 2Q through 4Q 2010?

Brian Evans - The GEO Group - CFO
That is correct.

Emily Shanks - Barclays Capital - Analyst
Okay. Great. And then you did reference the fact that your guidance does not contemplate the refinancing of the revolver. Can you give us a sense of what you guys are thinking about or looking at as it relates to that, and also what your targeted timeframe would be?

Brian Evans - The GEO Group - CFO
It’s Brian again. You know, obviously, the revolver becomes current in the third quarter of this year. So our timing is the third or fourth quarter of this year, look to extend the revolver and possibly upsize it a little bit.

Emily Shanks - Barclays Capital - Analyst
Okay. Great. Okay, that is it. Thank you so much.

Operator

Clint Fendley, Davenport.

Clint Fendley - Davenport & Company - Analyst
George, you pointed out the $400 million increase in the intro in the Secure Community Initiatives program. I know some have speculated that this could lead to about a tenfold increase in inmates being sent to ICE facilities. I guess, first, do you agree with that, and if so, the timeline that you might expect here?

George Zoley - The GEO Group - Chairman, CEO and Founder
I am not sure I can confirm the calculation of a tenfold increase, but it is a very substantial opportunity within that program, combined with — I believe their policy objective is to consolidate a number of their facilities. They have more than 200 active facilities that they are involved with. And I believe it is fair to say they would like to reduce that number substantially, which will in many cases involve privately managed facilities that will perform a consolidated function for them.
And I think we have seen several states, including California, Arizona, Colorado, indicate that they want the federal government to be more proactive in taking on these criminal aliens who are inside their systems, even wanting to facilitate their departure by commuting part of their sentences, so they may be sent into a federal facility. And of course, private companies like ourselves are prepared to provide the necessary additional facilities to take on those responsibilities. I think presently, there are several hundreds of thousands of criminal aliens that are in the state prisons systems and jail systems around the country.

Clint Fendley - Davenport & Company - Analyst
I would assume the $400 million, then, would be for some of the — probably the software, the capabilities to give the local jails the ability to identify and process these individuals, then?

George Zoley - The GEO Group - Chairman, CEO and Founder
I think that is part of the cost that goes towards that, yes.

Clint Fendley - Davenport & Company — Analyst
Great. Thank you, guys.

Operator
Jamie Sullivan, RBC Capital Markets.

Jamie Sullivan - RBC Capital Markets - Analyst
On the state side, with the per diems, it sound like everything has pretty much come right in line with your expectations from the beginning of the year. So my question is that with all of the budget wranglings that happened right up until the last minute, was it largely that some of the programs and the per diems were not — those were addressed early on and weren’t a part of the major cuts that happened up until the end? I am just wondering how the process played out versus your expectations, or maybe it is just that the decisions on those line items get made earlier. If you could comment there.

George Zoley - The GEO Group - Chairman, CEO and Founder

It played out typically that there was no per diem increase. In a couple of places, we had a dip in occupancy as their technique or means to save money. But in other places, like Florida, they had to appropriate additional funding for additional beds. They had to expand not only the number of beds, but they are expanding services to deal with medical and mental health issues.
So it has been kind of across the board, but in general, as I said, the EBITDA contribution from our 10 state clients this year is 7% higher than last year. So it continues to increase.

Jamie Sullivan - RBC Capital Markets - Analyst
Right, okay. Great. And then, in the past, when states have had to go into special sessions or to address budget shortfalls midyear, is the process similar to the annual fiscal year process? Do they just do it ground-up, or do they go through larger programs like education and social programs first to make more of an impact? Just wondering how the process has played out in the past.

George Zoley - The GEO Group - Chairman, CEO and Founder
Well, the special sessions try to focus on fairly few issues. But I think I said in the past, where states achieve budget cuts is primarily in social services and education. It is not in Department of Corrections. Department of Corrections is one of the more protected areas for a variety of reasons, including legal issues that concern involvement with the Justice Department and compliance with Justice Department consent decrees on retaining appropriate number of beds, staffing and services. So there is less latitude in the area of corrections and the public safety nature of it to achieve cost savings than the discretion that exists in the social services and educational areas.

Jamie Sullivan - RBC Capital Markets - Analyst
Okay, that’s helpful. And then I had one more question on — I guess if you could just talk about turnover trends for your employees, how that has been trending, and if you could quantify at all the impact that that has had on margins or can have on margins to offset any of the per diem or any other pressures at the top line you might have?

George Zoley - The GEO Group - Chairman, CEO and Founder
We are well aware that the turnover has been materially reduced this year. We have far less problems, if any, in general in recruiting staffing for our facilities. There may be a couple of facilities in Texas where it still may be a problem. But in general, it has improved materially. I don’t have a specific number I could give you at this time, but we know that the general market conditions, the employment conditions, have improved. And we expect them to stay this way for a number of years.

Operator
(Operator Instructions). Chuck Ruff, Insight Investments.

Chuck Ruff - Insight Investments - Analyst
Almost all my questions have been answered. I just had one quick one. Can you tell us what the net interest expense we should expect to see in the second half is? What is incorporated in the guidance?

Brian Evans - The GEO Group - CFO
Net interest expense, including interest income?

Chuck Ruff - Insight Investments - Analyst
Yes.

Brian Evans - The GEO Group - CFO
Probably about $5.5 million to $6 million. You’ve got to remember, in the fourth quarter there is that extra week, so it is going to be a little bit higher.

Chuck Ruff - Insight Investments - Analyst
Okay, $5.5 million to $6 million for the second half?

Brian Evans - The GEO Group - CFO
Yes.

Chuck Ruff - Insight Investments - Analyst
That’s all I had. Thanks.

Operator
Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners - Analyst
I was just hoping you could talk a little bit more about that Texas contract. I know you said it wasn’t going to have an impact probably on results, at least on the bottom line. But could you maybe at least give us some color about that, what is happening with the state of Texas? I’m assuming — I don’t know if it is Harris County that is replacing those inmates, but just some additional color there, and maybe when those movements might happen and whether or not there could be some impact on revenues, at least, depending on the movement there.

George Zoley - The GEO Group - Chairman, CEO and Founder
Well, it involves two facilities, as I said, Newton and Jefferson County jails. And I said that we are in the middle or starting a two-month transition period, where those facilities would be converted for county, neighboring county use. And I can’t — I’m not at liberty to specify what that other county is at this time. But we have already taken a view as to the financial results during that transition period, and they are included in our guidance.

Kevin Campbell - Avondale Partners - Analyst
Is that part of the reason why you see a big increase from 3Q to 4Q in terms of the total revenue, because you have some negative impact here, where, say, the state populations are drawn down, and then you have it for a full quarter in 4Q, where that county has replaced them?

George Zoley - The GEO Group - Chairman, CEO and Founder
No.

Kevin Campbell - Avondale Partners - Analyst
I am sorry, yes or no?

Brian Evans - The GEO Group - CFO
The big step-up, remember, Kevin, going to Q4 is the extra week of revenue in the fourth quarter. So Q4 is 98 days versus our — all the other quarters are 91 days. So that is your big step-up in revenue there. These facilities already had been included in our revenue targets, and the transition to a different customer there really occurred during the second quarter.

George Zoley - The GEO Group - Chairman, CEO and Founder
Also, in the UK, Harmondsworth, we will have completed their transition of phasing in, and we will — in the UK at Harmondsworth, we were obligated under the European laws to carry a number of additional staff and only transition them out over a period of time. And it will take through the third quarter to do that.

Kevin Campbell - Avondale Partners - Analyst
Okay, thank you.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis - Analyst
George, I just wanted to get a sense from you as to what the feeling is regarding holding inmates — working with out-of-state transfer types of opportunities I guess moving forward. I guess first, in the environment that the states are staring down over the course of the next 24 to probably 48 months, is there an increase in the number of conversations that GEO is having regarding the possibility of engaging states more so than it has in the past regarding out-of-state transfer business? Or are you still shying away from that business? I guess, first, if you could just comment on that.

George Zoley - The GEO Group - Chairman, CEO and Founder
We currently do not have any out-of-state prisoners. We have been very careful about that kind of business, because we were for the most part skeptical about it, have seen it as a short-term business, where most states would eventually build new facilities in their own home states for economic and political reasons, with a few probable exceptions, like the state of Alaska, Hawaii, maybe even the state of California. But in general, we look at it as a short-term business and have shied away from it.
I think it is fairly clear as to what our growth strategy for the upcoming year is. It’s three major expansions — Michigan, Tacoma and Aurora. Those are all three intended for federal use, which will carry a much higher per diem rate. And they are all large-scale facilities that will have a material impact on our Company. So that is how we are positioned. That is where all of our capital is going. And that is where next year’s financial results will be driven by. And we believe we are on track on that growth plan.

Todd Van Fleet - First Analysis - Analyst
Okay. So you’re not — I am trying to get at what the market is — what the market opportunity is with respect to states feeling the strain and maybe being more open to out-of-state transfers. It doesn’t sound like you guys are any more willing to accept out-of-state transfer business now than you were several years ago. But does that mean that that is where the market is at today as well? So really there is GEO’s position in the market and then there is what the market is asking.

George Zoley - The GEO Group - Chairman, CEO and Founder

I have not seen an increase. If anything, I may have seen a decrease in that marketplace. The only state I am aware of that is tentatively considering that is California. Alaska is doing I guess a rebid of their contracts with CCA. And I am not aware of any other state that is seeking out-of-state beds.

Todd Van Fleet - First Analysis - Analyst
Okay. And then with respect to the capacity utilization, then, if you’re not going to be soliciting any more out-of-state beds or any work in that regard, I guess, you’ve got 94.7% capacity utilization in Q2, which is down sequentially, I guess, for the second quarter here in a row. We do have the revenue mix issue. You lost some — moved away from some of the management-only business.
And I am just wondering, what could we see capacity utilization rise to on an organic customer basis, then? So if you talk about the feds, you think about what is going on in Texas, maybe those are two areas where — or maybe one geography where you are particularly soft, I guess, I’m just wondering, where can capacity utilization rise to, then, on the bed base that you have, given that you’re not going after any out-of-state transfer business?
You’ve got Baldwin, Michigan, obviously, and that is maybe a percentage point drag on the capacity utilization front at this stage. The expansion, I’m assuming, won’t be worked into that calculus until the end of this year. So we are just — I am just trying to understand a little bit better, where can we get the lift? Where can we see the lift from a capacity utilization standpoint, and then therefore from a margin standpoint? What is the opportunity that is out there, or is there just not that much opportunity?

George Zoley - The GEO Group - Chairman, CEO and Founder
Well, I think the opportunity is with our existing clients, both at the state and the federal levels. And I’ve said earlier that we expect occupancies to increase in the second half of the year in both markets.

Todd Van Fleet - First Analysis - Analyst
Any particular — is that BOP? Is that ICE? Is it —

George Zoley - The GEO Group - Chairman, CEO and Founder
Yes, at the federal level, it’s all three. And at the state level, it’s several states.

Todd Van Fleet - First Analysis - Analyst
Okay. So we could see capacity utilization —

George Zoley - The GEO Group - Chairman, CEO and Founder
Yes, we see the second half of the year as being higher capacity utilization in both sectors, in both the state and the federal sectors.

Todd Van Fleet - First Analysis - Analyst
Okay, very good. Thank you.

Operator
We have no further questions at this time. I would now like to turn the call back over to Mr. George Zoley for closing remarks. Please proceed.

George Zoley - The GEO Group - Chairman, CEO and Founder
Well, thank you so much for being with us today. And we look forward to addressing you in our next quarterly conference call. Thank you.

Operator
This concludes the presentation for today, ladies and gentlemen. You may now disconnect. Have a wonderful day.